EXHIBIT 10.2

TEXT OMITTED AND SUBMITTED SEPARATELY PURSUANT TO CONFIDENTIAL TREATEMENT REQUEST UNDER 17 C.F.R. SECTIONS 200.80(b)(4) AND 240.24b-2

FY09 Commission & Bonus Plan

Purpose

The primary purpose of this “FY09 Commission & Bonus Plan” document (the “Plan”) is to outline the bases for the variable components of your overall annual cash compensation, including the manner and rate at which such components are calculated. This is in addition to your fixed base salary.

Payment of any and all variable pay is strictly subject to your continued and continuous employment at CyberSource Corporation (the “Company”) for the duration of each applicable period to which such pay pertains or as otherwise set forth in the applicable Company bonus plan document.

The Company reserves the right to revise and update this Plan and/or the Company bonus plan at its sole discretion.

Name:	Mike Walsh	Period: January 1 to December 31, 2009
Position:	Senior Vice President, Worldwide Sales	Quarterly Quota Based Potential (“Commission”):	$25,000
Territory:	Worldwide Enterprise Sales	Annual Executive Bonus Plan Potential:	$25,000
Commission Targets:	Enterprise Annual Net Revenue ***	Annual Incremental Executive Bonus Plan Potential:	$25,000

Commission Calculation

The calculation of Commission payable after each quarter is based entirely on the degree of achievement of quarterly net revenue targets for the Enterprise Business. For the purposes of this Plan, “Enterprise Quarterly Net Revenue” or “EQNR” is defined as quarterly gross revenue for the Enterprise business less third-party costs attributable to domestic & international acquiring for the Enterprise business for such quarter. Your quota will be set, measured and adjusted quarterly.

Commission Calculation

Commissions will be paid based on the degree of achievement of Enterprise Quarterly Net Revenue targets, with a minimum threshold requirement, as indicated below. Enterprise Quarterly Net revenue achieved in excess of targets will be paid at three percent (3%) of the amount of overachievement, which is in addition to the Commission you would receive for achieving 100% of plan.

	< 98%	< 98.5%	< 99%	< 99.5%	< 100%	100%	> 100%
Commission payout in dollars	$0	$6,250	$8,750	$12,500	$18,750	$25,000	The Commission amount applicable for 100% achievement PLUS 3.00% of EQNR achieved in excess of the target
Commission payout reflected as a percentage of the potential amount	0%	25%	35%	50%	75%	100%	The Commission rate applicable for 100% achievement PLUS 3.00% of EQNR achieved in excess of the target

Commission Payment Terms

Subject to the conditions below, Commissions will be paid with the month-end payroll in the month following the end of a financial quarter (March, June, September and December).

All references to Commission payments in this Plan are gross figures. Actual amounts paid to you will be less applicable taxes, withholdings, and authorized deductions.

In the event your employment with CyberSource is terminated by CyberSource or you for whatever reason, Commissions will be paid up to the last full financial quarter immediately preceding the effective date of your termination. For example, if the effective date of your termination is July 2, 2009, on or around July 31, 2009, you will receive Commission applicable to the financial quarter ending June 30, 2009. As a further example, if the effective date of your termination is June 28, 2009, you will not be eligible for any Commission for the financial quarter from April 1, 2009 through June 30, 2009.

Executive Bonus Plan

In addition to the Commission set forth in this Plan, you are eligible for potential bonuses under the “2009 CyberSource Corporation Executive Bonus Plan” (“Executive Bonus Plan”) in the amounts set forth at the beginning of this document. The terms and conditions governing eligibility and calculation of target bonuses and incremental bonuses under the Executive Bonus Plan are set forth in that document, a copy of which is attached hereto.

Dispute Resolution

The Chief Executive Officer and/or the Compensation Committee of the Board of Directors of the Company, as applicable, will have final and absolute authority to resolve any and all disputes related to this Plan or the Executive Bonus Plan.

SVP, Worldwide Sales: Michael Walsh	Date: 5/6/09	President & COO: Scott Cruickshank	Date: 5/6/09

X /s/ Michael A. Walsh		X /s/ Scott Cruickshank

*** CONFIDENTIAL TREATMENT REQUESTED